Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2021 RESULTS

Investment and Savings Products sales increase 27% to a record $2.9 billion

Issued Term Life policies grow 16%

Strong momentum in recruiting continues; new recruits up 12%

Net earnings per diluted share (EPS) of $2.46, up 41%; return on stockholders’ equity (ROE) of 21.1%

Diluted adjusted operating EPS of $2.44, up 19%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 22.2%

Declared dividend of $0.47 per share, payable on June 14, 2021

Duluth, GA, May 5, 2021 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended March 31, 2021.  Total revenues of $637.7 million increased 21% compared to the first quarter of 2020.  Net income of $97.9 million increased 35%, while earnings per diluted share of $2.46 increased 41% compared to the same quarter last year.  As previously disclosed, last year’s first quarter included pre-tax realized losses on the invested asset portfolio of $10.0 million and mark-to-market adjustments on the reinsurance deposit asset of $6.4 million, driven by a sharp market downturn at the onset of the COVID pandemic.  ROE was 21.1% for the current quarter compared to 18.2% in the first quarter of 2020.

Adjusted operating revenues, adjusted net operating income and diluted adjusted operating earnings per share, which are non-GAAP financial measures, exclude the impact of realized gains/losses and the mark-to-market adjustment on the reinsurance deposit asset.  A reconciliation of non-GAAP to GAAP financial measures is included at the end of this release.

Adjusted operating revenues were $636.7 million, increasing 18% compared to the first quarter of 2020.  Adjusted net operating income of $97.1 million increased 14%, while diluted adjusted operating earnings per share of $2.44 increased 19% compared to the same quarter last year.  ROAE was 22.2% during the first quarter of 2021 and 21.8% during the first quarter of 2020.

First quarter results reflect strong performance in the Investment and Savings Products (ISP) segment and the continued benefit of increased sales and heightened persistency in the Term Life segment.  ISP sales were particularly robust at $2.9 billion, increasing 27% year-over-year due to increased demand for mutual funds and managed accounts.  Demand for variable annuities also improved, increasing 7% compared to a robust first quarter in 2020.  The Term Life segment continues to see strong demand for protection products, which directly impacts sales and persistency as well as higher claims as a result of the pandemic.  During the quarter, the Company incurred approximately $21 million in COVID-related death claims, net of reinsurance.  The onset of COVID in March 2020 had no significant impact on last year’s first quarter financial results.

“Our exceptional first quarter results reflect the strength of our business and the continuing momentum created by our ability to meet the financial needs of middle-market families,” said Glenn Williams, Chief Executive Officer. “The impact of COVID has heightened consumer awareness concerning their finances, helping to drive record production results for Primerica, including in recruiting, issued life policies and investment sales.”

First Quarter Distribution & Segment Results

Distribution Results
	Q1 2021	Q1 2020	% Change
Life-Licensed Sales Force (1)	132,030	130,095	1%
Recruits	94,633	84,762	12%
New Life-Licensed Representatives	10,833	10,599	2%
Life Insurance Policies Issued	82,667	71,318	16%
Life Productivity (2)	0.21	0.18	*
ISP Product Sales ($ billions)	$2.85	$2.25	27%
Average Client Asset Values ($ billions)	$83.13	$66.59	25%
Closed U.S. Mortgage Volume ($ million brokered)	$262.3	$12.9	*

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated

Segment Results
	Q1 2021	Q1 2020	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$382,027	$327,746	17%
Investment and Savings Products	223,422	185,032	21%
Corporate and Other Distributed Products (1)	31,289	28,567	10%
Total adjusted operating revenues (1)	$636,738	$541,345	18%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$88,236	$82,892	6%
Investment and Savings Products	63,363	47,700	33%
Corporate and Other Distributed Products (1)	(24,263)	(19,637)	24%
Total adjusted operating income before income taxes (1)	$127,336	$110,955	15%

(1)	See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

Recruiting activity remained strong during the first quarter, with a total of more than 94 thousand individuals recruited, an increase of 12% year-over-year.  The licensing process remained challenged as social-distancing measures limited pre-licensing class access and states continued to work through COVID-related backlogs.  As a result, the Company saw only a 2% increase in licensing.

At March 31, 2021, the Company had a total of 132,030 independent life-licensed representatives, including an estimated 2,400 individuals who we expect will not pursue the steps necessary to convert a COVID-related temporary license to a permanent license or renew a license with a COVID-related extended renewal date.  Excluding these individuals from the quarter-end count, the total number of life-licensed representatives was largely unchanged year-over-year.

Term Life Insurance

Clients continue to prioritize protection for their families, which amplifies demand for our products.  During the quarter, the Company issued nearly 83 thousand life insurance policies, an increase of 16% compared to the first quarter of 2020.  This increased demand led productivity during the quarter to 0.21 policies per life-licensed representative per month compared to 0.18 in the prior year’s first quarter.

Revenues of $382.0 million increased 17% compared to the prior year’s first quarter, driven largely by a 16% increase in adjusted direct premiums.  Pre-tax income of $88.2 million increased 6% year-over-year.  Higher sales, along with favorable persistency trends, continued to positively impact adjusted direct premiums, adding an estimated $9 million to pre-tax operating income during the first quarter of 2021.  Strong persistency also led to $12 million less DAC amortization, partly offset by $7 million higher benefit reserve increases.  The Company also incurred an estimated $21 million in COVID-related death claims, net of reinsurance, in line with expectations.

Investment and Savings Products

Total product sales during the quarter were $2.9 billion, a 27% increase year-over-year.  The primary sales drivers were mutual funds and managed accounts, which increased 40% and 34%, respectively, while annuities were up slightly compared to last year’s strong first quarter results.  Net client inflows doubled from $543 million in the prior year period to $1.1 billion in the first quarter of 2021.  Client asset values ended the quarter at $85.9 billion, an increase of 45% year-over-year, reflecting the sharp market downturn in March 2020 and strong subsequent market performance combined with nearly $3 billion of net client inflows over the last 12 months.

Revenues of $223.4 million during the first quarter increased 21% compared to the same quarter in 2020, while pre-tax income of $63.4 million increased 33%.  Sales-based revenues increased 21%, slightly less than the 26% increase in revenue generating sales as the mix of products sold continues to shift toward mutual funds which have a lower sales-based commission rate.  Asset-based revenues increased 24% year-over-year, in line with the increase in average client asset values.  Sales-based commission expenses were largely correlated with sales-based revenues, as were asset-based commission expenses when factoring in Canadian segregated fund commissions that are reflected in insurance commissions and DAC amortization.  Canadian segregated fund DAC amortization was lower year-over-year largely due to negative market performance during the first quarter of 2020.

Corporate and Other Distributed Products

During the first quarter of 2021, the segment recorded an operating loss before taxes of $24.3 million compared to $19.6 million in the prior year’s first quarter.  Segment revenues increased $2.7 million year-over-year.  Higher commissions and fees, including a $4.7 million increase from mortgage sales were offset by a $3.0 million reduction in net investment income due to lower portfolio yields and a higher allocation to the Term Life segment to support the growing block of business.  Sales commissions and other operating expenses increased $9.0 million due in part to $3.5 million in mortgage commissions and support costs as well as growth in technology costs and employee-related expenses.  Benefits and claims were lower year-over-year due to a $1.6 million loss associated with a reinsurance allowance on a discontinued line of business recognized in the prior year period.

Taxes

The effective tax rate remains relatively unchanged at 23.7% in the first quarter of 2021 compared to 23.4% in the first quarter of 2020.

Capital

As announced on April 19, the Company temporarily suspended its stock repurchase program to fund the planned acquisition of e-TeleQuote.  Consequently, there were no shares repurchased during the first quarter of 2021 and the Company does not plan any repurchase activity during the remainder of 2021.  Given the Company’s strong capital generation, repurchases are expected to resume in 2022.  The Board of Directors approved a dividend of $0.47 per share, payable on June 14, 2021, to stockholders of record on May 21, 2021.

Primerica has a strong balance sheet and continues to be well-capitalized to meet the future funding needs of both Primerica and e-TeleQuote’s businesses.  As of March 31, 2021, invested assets and cash at the holding company was $369.4 million, reflecting the liquidity build-up to fund the acquisition of e-TeleQuote.  The $100 million distribution from the Company’s Canadian subsidiary is expected to occur just prior to the closing of the e-TeleQuote transaction.   Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 400% at March 31, 2021.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures.  Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude realized investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, May 6, 2021 at 10:00 a.m. Eastern, to discuss the quarter’s results.  To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal,  state and provincial legislation or regulation that affects our insurance,  investment product, and mortgage businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at

http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5.5 million lives and had over 2.6 million client investment accounts at December 31, 2020. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in North America in 2020. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2021	December 31, 2020
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,538,197	$2,464,611
Fixed-maturity security held-to-maturity, at amortized cost	1,362,210	1,346,350
Short-term investments available-for-sale, at fair value	50,758	-
Equity securities, at fair value	39,638	38,023
Trading securities, at fair value	35,046	16,300
Policy loans	30,278	30,199
Total investments	4,056,127	3,895,483
Cash and cash equivalents	439,944	547,569
Accrued investment income	19,964	17,618
Reinsurance recoverables	4,345,483	4,273,904
Deferred policy acquisition costs, net	2,712,169	2,629,644
Agent balances, due premiums and other receivables	268,660	259,448
Intangible assets	45,275	45,275
Income taxes	74,683	73,290
Operating lease right-of-use assets	45,318	46,567
Other assets	467,336	456,967
Separate account assets	2,638,901	2,659,520
Total assets	$15,113,860	$14,905,285

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,885,115	$6,790,557
Unearned and advance premiums	18,184	17,136
Policy claims and other benefits payable	526,654	519,711
Other policyholders' funds	475,511	447,765
Notes payable	374,511	374,415
Surplus note	1,361,648	1,345,772
Income taxes	235,234	223,496
Operating lease liabilities	51,521	52,806
Other liabilities	582,198	566,068
Payable under securities lending	87,190	72,154
Separate account liabilities	2,638,901	2,659,520
Total liabilities	13,236,667	13,069,400

Stockholders' equity:
Common stock	394	393
Paid-in capital	8,138	-
Retained earnings	1,785,038	1,705,786
Accumulated other comprehensive income (loss), net of income tax	83,623	129,706
Total stockholders' equity	1,877,193	1,835,885
Total liabilities and stockholders' equity	$15,113,860	$14,905,285

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2021	2020
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$762,227	$702,637
Ceded premiums	(395,973)	(386,825)
Net premiums	366,254	315,812
Commissions and fees	234,044	190,069
Net investment income	20,052	15,420
Realized investment gains (losses)	1,766	(10,030)
Other, net	15,595	13,665
Total revenues	637,711	524,936

Benefits and expenses:
Benefits and claims	183,789	134,813
Amortization of deferred policy acquisition costs	66,105	70,311
Sales commissions	121,894	96,607
Insurance expenses	48,766	48,709
Insurance commissions	8,740	6,844
Interest expense	7,145	7,192
Other operating expenses	72,963	65,914
Total benefits and expenses	509,402	430,390
Income before income taxes	128,309	94,546
Income taxes	30,437	22,077
Net income	$97,872	$72,469

Earnings per share:
Basic earnings per share	$2.47	$1.75
Diluted earnings per share	$2.46	$1.75

Weighted-average shares used in computing earnings per share:
Basic	39,456	41,131
Diluted	39,581	41,238

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended March 31,
	2021	2020	% Change
Total revenues	$637,711	$524,936	21%
Less: Realized investment gains (losses)	1,766	(10,030)
Less: 10% deposit asset MTM included in NII	(793)	(6,379)
Adjusted operating revenues	$636,738	$541,345	18%

Income before income taxes	$128,309	$94,546	36%
Less: Realized investment gains (losses)	1,766	(10,030)
Less: 10% deposit asset MTM included in NII	(793)	(6,379)
Adjusted operating income before income taxes	$127,336	$110,955	15%

Net income	$97,872	$72,469	35%
Less: Realized investment gains (losses)	1,766	(10,030)
Less: 10% deposit asset MTM included in NII	(793)	(6,379)
Less: Tax impact of preceding items	(231)	3,832
Adjusted net operating income	$97,130	$85,046	14%

Diluted earnings per share (1)	$2.46	$1.75	41%
Less: Net after-tax impact of operating adjustments	0.02	(0.30)
Diluted adjusted operating earnings per share (1)	$2.44	$2.05	19%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2021	2020	% Change
Direct premiums	$756,514	$696,564	9%
Less: Premiums ceded to IPO coinsurers	249,944	260,076
Adjusted direct premiums	$506,570	$436,488	16%

Ceded premiums	$(394,550)	$(385,232)
Less: Premiums ceded to IPO coinsurers	(249,944)	(260,076)
Other ceded premiums	$(144,606)	$(125,156)

Net premiums	$361,964	$311,332	16%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2021	2020	% Change
Total revenues	$32,262	$12,158	165%
Less: Realized investment gains (losses)	1,766	(10,030)
Less: 10% deposit asset MTM included in NII	(793)	(6,379)
Adjusted operating revenues	$31,289	$28,567	10%

Loss before income taxes	$(23,290)	$(36,046)	(35)%
Less: Realized investment gains (losses)	1,766	(10,030)
Less: 10% deposit asset MTM included in NII	(793)	(6,379)
Adjusted operating loss before income taxes	$(24,263)	$(19,637)	24%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	March 31, 2021	December 31, 2020	% Change
Stockholders' equity	$1,877,193	$1,835,885	2%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	77,053	128,128
Adjusted stockholders' equity	$1,800,140	$1,707,757	5%